Exhibit 99.1

Blueknight Energy Partners, L.P. Announces Second Quarter 2013 Results

OKLAHOMA CITY - August 6, 2013 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today reported financial results for the three and six months ended June 30, 2013. The partnership announced adjusted EBITDA of $15.6 million and $30.6 million for the three and six months ended June 30, 2013, respectively. This compares to adjusted EBITDA of $15.7 million and $31.5 million for the three and six months ended June 30, 2012, respectively.  An explanation of adjusted EBITDA, including a reconciliation of such measure to net income, is provided in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $6.2 million on total revenues of $46.3 million for the three months ended June 30, 2013, compared to net income of $6.1 million on total revenues of $43.8 million for the three months ended June 30, 2012. For the six months ended June 30, 2013, the Partnership reported net income of $12.2 million on total revenues of $91.9 million, compared to net income of $18.1 million on total revenues of $88.3 million for the six months ended June 30, 2012. Net income for the six months ended June 30, 2012 included gains from the sale of assets of $5.2 million, while the six months ended June 30, 2013 had gains on the sale of assets of $1.0 million and an additional $2.0 million of interest expense due to the expensing of debt issuance costs related to the Partnership’s prior credit facility.

The Partnership previously announced a second quarter 2013 cash distribution of $0.12 per common unit, a 2.1% increase over the previous quarter’s distribution and a 9.1% increase over the second quarter 2012 distribution, and a distribution of $0.17875 per preferred unit. The cash distributions will be paid on August 14, 2013 on all outstanding common and preferred units to unitholders of record at the close of business on August 2, 2013. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 7, 2013.

“Our financial results remain consistent with our 2013 expectations,” commented Mark Hurley, chief executive officer of Blueknight. “The results reflect the ongoing execution of our plan to deliver increased long-term value through selective project investments and operational efficiency gains. Our asphalt services business continues to outperform the prior year because of incremental near term storage agreements at certain locations. Our crude oil business has remained consistent with the prior year as decreases in the storage and terminalling segment have been mostly offset by increases in the trucking and producer field services and pipeline services businesses. In addition we are pleased to deliver an increase in our common unit distribution for the fourth consecutive quarter.”

Hurley added, “Our Arbuckle and Pecos River pipeline projects are progressing as planned leading to $41.8 million in capital investments during the first six months of 2013, inclusive of our 30% investment in Advantage Pipeline. This amount compares to only $7.3 million invested during the same period in 2012, and keeps us on course to exceed our budgeted capital investment level of $50 million for 2013. Additionally, we anticipate bringing both pipeline projects online during the third quarter. As we move forward, we continue to evaluate the east Texas Silver Eagle pipeline project, and numerous other potential projects including the expansion of certain of our asphalt facilities in areas of growing demand for these services. Our expanding opportunities enabled us to execute an amended and restated 5-year, $400 million revolving loan facility at the end of the quarter replacing our $295 million credit facility. The new facility provides the partnership with substantial additional liquidity to fund future growth opportunities. We will discuss the status of projects during tomorrow’s conference call.”

Results of Operations

The following table summarizes the financial results for the three and six months ended June 30, 2012 and 2013 (in thousands except per unit data):

	Three Months ended June 30,		Six Months ended June 30,
	2012	2013	2012	2013
Service revenue:
Third party revenue	$32,912	$34,794	$66,046	$67,899
Related party revenue	10,846	11,504	22,288	23,983
Total revenue	43,758	46,298	88,334	91,882
Expenses:
Operating	30,518	32,093	59,806	63,905
General and administrative	4,386	4,490	9,489	9,157
Total expenses	34,904	36,583	69,295	73,062
Gain on sale of assets	263	1,220	5,219	998
Operating income	9,117	10,935	24,258	19,818
Other income (expense):
Equity earnings (loss) in unconsolidated affiliate	—	(118)	—	(173)
Interest expense (net of capitalized interest of $35, $456, $63 and $698, respectively)	(2,897)	(4,559)	(5,968)	(7,291)
Income before income taxes	6,220	6,258	18,290	12,354
Provision for income taxes	73	93	149	166
Net income	$6,147	$6,165	$18,141	$12,188
Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$186	$129	$493	$316
Preferred interest in net income	$5,391	$5,391	$10,782	$10,782
Beneficial conversion feature attributable to Preferred Units	$—	$—	$1,853	$—
Income available to limited partners	$570	$645	$5,013	$1,090

Basic and diluted net income per common unit	$0.02	$0.03	$0.22	$0.05

Weighted average common units outstanding - basic and diluted	22,670	22,681	22,665	22,678

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measure of adjusted EBITDA. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, gain or loss on sale of assets, asset impairment charge and equity loss in unconsolidated entity. The use of adjusted EBITDA should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. Adjusted EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

Adjusted EBITDA

The following table presents a reconciliation of net income to adjusted EBITDA.

	Three Months ended June 30,		Six Months ended June 30,
	2012	2013	2012	2013
Net Income	$6,147	$6,165	$18,141	$12,188
Interest Expense	2,897	4,559	5,968	7,291
Income Taxes	73	93	149	166
Depreciation and amortization	5,726	5,912	11,382	11,734
Gain on sale of assets	(263)	(1,220)	(5,219)	(998)
Asset impairment charge	1,073	—	1,073	—
Equity loss in unconsolidated entity	—	118	—	173
Adjusted EBITDA	15,653	15,627	31,494	30,554

Investor Conference Call

The Partnership will hold a conference call on Wednesday, August 7, 2013 at 2:00 p.m. CDT (3:00 p.m. EDT) to discuss second quarter 2013 results. The conference call can be accessed through the Investors section of the Partnership’s Website at http://investor.bkep.com/presentations or by telephone at 1-877-300-8521. International locations may dial-in by calling 1-412-317-6026. The conference call pass code is 10032366.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Web site for at least 30 days, and a recording will be available by phone for 30 days. To hear the replay, call 1-877-870-5176 in the U.S. or call 1-858-384-5517 from international locations. The pass code is 105631.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in our credit facility, our exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,264 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 280 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt product and residual fuel oil storage located at 44 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032

investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900